                                                                     EXHIBIT 1.1

                             UNOFFICIAL TRANSLATION
                                AMENDMENT OF THE
                           ARTICLES OF ASSOCIATION OF
                           VAN DER MOOLEN HOLDING N.V.


On this day, the twenty-sixth day of April two thousand and one, appears before me, Gezina Anna Elisabeth Goossens, candidate civil-law notary, hereinafter to as "notaris", acting for Professor Martin van Olffen, notaris (civil-law notary) practising in Amsterdam, who is absent with leave: Bartheke Weerstra, candidate civil-law notary, employed by De Brauw Blackstone Westbroek N.V., a limited liability company, with corporate seat in The Hague, with address at Zuid-Hollandlaan 7, 2596 AL The Hague, The Netherlands, at the office in Amsterdam, born in Bangkok (Thailand) on the twelfth day of March, nineteen hundred and seventy-three.

The person appearing declares that on the eleventh day of April two thousand and one the general meeting of shareholders of Van Der Moolen Holding N.V., a limited liability company, with corporate seat in Amsterdam, the Netherlands, and address at: 1016 ED Amsterdam, the Netherlands, Keizersgracht 307, resolved to amend the articles of association of this company and to authorise the person appearing to execute this deed.

Pursuant to those resolutions the person appearing declares that she amends the company's articles of association such that these shall read in full as follows:

ARTICLES OF ASSOCIATION:

SECTION I.

Definition of terms used.

Article 1.

Terms and definitions used in these articles of association shall have the following meaning:

a. affiliated institution: an affiliated institution within the meaning of the SGA;

b.   accountant: a chartered accountant or another expert as referred to in article 2:393 Dutch Civil Code or an organisation employing such experts;

c. general meeting: the body composed of shareholders who are entitled to vote and other persons entitled to do so;

d. general meeting of shareholders: the meeting of shareholders and other persons entitled to attend meetings;

e. depositary receipts: depositary receipts for shares issued by the company. Unless stated otherwise, these shall include depositary receipts which are not issued with the co-operation of the company;

f. holders of depositary receipts: holders of depositary receipts issued with the co-operation of the company. Unless stated otherwise, these shall also include persons who have been granted rights as a result of a usufruct or a right of pledge created on shares, as granted by law to holders of depositary receipts issued with the co-operation of the company;

g. joint owner: joint owner of a collective depository as referred to in the SGA;

h.   subsidiary:

     - a legal entity in which the company or one or more of its subsidiaries, whether or not pursuant to an agreement with other persons entitled to vote, may exercise, individually or jointly, more than one half of the voting rights at the general meeting;

     - a legal entity of which the company or one or more of its subsidiaries is a managing director or a shareholder and which, whether or not pursuant to an agreement with other persons entitled to vote, may, individually or jointly, appoint or dismiss more than one half of the managing directors or the supervisory directors, also in case all persons entitled to vote will cast their votes.

     A subsidiary shall also mean a company operating under its own name and in which the company or one or more of its subsidiaries is (are) (a) fully liable partner(s) vis-a-vis creditors; such in accordance with paragraphs 3 and 4 of article 2:24a Dutch Civil Code;

i. group company: a legal entity or a company which is affiliated with the company in a group in accordance with article 2:24b Dutch Civil Code;

j. annual accounts: the balance sheet and the profit and loss account and the explanatory notes thereto;

k. annual meeting: the general meeting of shareholders convened to approve the annual accounts and the annual report;

l.   Necigef: the central institute within the meaning of the SGA;

m. distributable part of the equity: the distributable part of the equity exceeding the paid-up and called-in part of the share capital, increased by the reserves which shall be maintained in accordance with the law;

n. SGA: Securities Giro Administration and Transfer Act; (Wge; Wet giraal Effectenverkeer);

o. record date: a certain date determined by the management board in accordance with article 38.

SECTION II.

Name, registered office and object.

Article 2. Name and registered office.

1.   The name of the company is: Van Der Moolen Holding N.V.


2.   The company is established in Amsterdam.

Article 3. Objects.

The objects of the Company are: participating in, having control over, managing and financing other enterprises and companies, granting securities for debts of others, rendering services to enterprises and companies and everything relevant thereto or conducive thereto, all in the broadest possible sense.

SECTION III.

Authorized share capital.

Article 4. Classes of shares.


1. The capital of the company amounts to fifteen million eight hundred forty thousand Euro (EUR 15,840,000).

2. The capital is divided into fifty-four million (54,000,000) common shares of eight Eurocents (EUR 0.08) each and one million two hundred thousand (1,200,000) financing preferred shares A, one million two hundred thousand (1,200,000) financing preferred shares B, one million two hundred thousand (1,200,000) financing preferred shares C, one million two hundred thousand (1,200,000) financing preferred shares D, one million two hundred thousand (1,200,000) financing preferred shares E and thirteen million two hundred thousand (13,200,000) preferred shares of sixty Eurocents (EUR 0.60) each.

3. The common shares shall be issued in registered form or in bearer form, at the option of the shareholder. The financing preferred shares are registered shares or bearer shares, at the option of the management board and subject to the approval of the supervisory board and the preferred shares shall be issued in registered form only. All shares shall be identified by number. Common registered shares shall be numbered consecutively from 1 onwards. Registered financing preferred shares shall be numbered consecutively from FA1, FB1, FC1, FD1 and FE1 onwards. Preferred shares shall be numbered consecutively from P1 onwards.

4. Where in the articles of association reference is made to shares and shareholders, these shall include, unless stated otherwise, all classes of shares referred to in paragraph 2 and the holders thereof. Where in the articles of association reference is made to financing preferred shares and holders of financing preferred shares, these shall include, unless stated otherwise, all five kinds of financing preferred shares referred to in paragraph 2 and the holders thereof.

Article 5. Certificates for bearer shares.

1. Without prejudice to the provisions of paragraph 11 of this article, no share certificates shall be issued for registered shares.

2.   All common bearer shares shall be embodied in one global share certificate.

3. Upon the subscription for the common shares to be issued, the person who, on behalf of the company, acquires a right to an common share, shall notify the company in writing that he desires an common registered share; failing such notification, he shall acquire a right in respect of an common bearer share in a manner set out hereinafter.

4. The common bearer share certificate shall be signed by or on behalf of a member of the management board. The management board may resolve that the signature shall be a facsimile signature and may designate one or more persons to sign the share certificate on behalf of the company.

5. The company will grant a right with respect to an common bearer share to a person entitled thereto in the following manner (a) the company will enable Necigef to (cause to) add an common share to the share certificate; and (b) the person entitled thereto will designate an affiliated institution as referred to in the SGA (hereinafter: the "affiliated institution"), which will credit that person accordingly as a joint owner (hereinafter: "joint owner") of the collective depository as referred to in the SGA. The joint owners will hereinafter also be referred to as holders of bearer shares and, to the extent necessary, they will also be recognised as such by the company.

6. Without prejudice to the provision of article 38, paragraph 5 of these articles of association, the administration of the share certificate will be irrevocably assigned to Necigef, and Necigef will be irrevocably authorized to do anything necessary for that purpose on behalf of the person(s) entitled thereto with respect to the shares, including the acceptance and transfer and - on behalf of the company - the co-operation with adding the share to and deleting the share from the share certificate.

7. In the event that a joint owner of the affiliated institution wishes to have one or more common bearer shares delivered to him, these common bearer shares held by the joint owner, up to the maximum amount for which he is a joint owner at the time this wish is announced, will be converted into the same number of common registered shares, and (a) Necigef will enable the company to (cause to) delete these common shares from the share certificate, (b) the relevant affiliated institution will debit the person entitled thereto as a joint owner of its collective depositary (c) Necigef will allocate these common shares to the person entitled thereto with due observance of the formalities for transfer, (d) the company will recognise this transfer, and (e) the management board of the company will (cause to) enter this person as a holder of registered shares in the shareholders' register. The company may not charge the shareholder that causes to convert his shares into registered shares or into bearer shares pursuant to the provisions of this paragraph or of paragraph 8 of this article, more than cost.

8. A shareholder may at all times cause to convert one or more of his registered shares into bearer shares as follows (a) the person entitled thereto will transfer these shares to Necigef by a deed of transfer, (b) the company will recognise such transfer, (c) Necigef will enable the company to (cause to) add these shares to the share certificate, (d) an affiliated institution designated by the person will credit the person so entitled as a joint owner of its collective depositary and (e) the management board of the company will delete such person from the shareholders' register as a holder of the registered shares thus converted. The provisions referred to hereinabove shall apply accordingly in respect of financing preferred shares, however without prejudice to the provisions of article 4, paragraph 3, second sentence. A conversion of a registered share that is pledged or for which share a right of usufruct exists, requires the prior written approval of the pledgee or usufructuaree.

9. The management board can determine that for the purpose to permit or facilitate trading of shares at a foreign stock exchange, share certificates for registered shares shall be issued in such form as the management board may determine, in order to comply with the requirements set by such foreign exchange.

10. If share certificates are issued for registered shares, all such share certificates shall be signed by or on behalf of a managing director on behalf of the company; the signature may be effected by printed facsimile. In addition all share certificates for registered shares may be validly signed on behalf of the company by one or more persons designated by the management board for that purpose.

11.  All share certificates shall be identified by numbers and/or letters.

12. Upon written request by or on behalf of a shareholder, the company may issue replacement share certificates for share certificates that have been mislaid, stolen, damaged or destroyed; provided that the shareholder making the request, or the person making the request on the shareholder's behalf, provides satisfactory evidence of title to the share(s) and of the loss, theft, damage or destruction of the share certificate(s). Any issuance of replacement share certificates shall be subject to such conditions, including without limitation the provision of indemnity to the company, as the management board shall determine.

13. The company may charge the costs of issuing one or more replacement share certificates to the shareholder or the person making the request on behalf of the shareholder. Upon issuance of a replacement share certificate, the original share certificate shall become void and the company shall have no further obligation with respect to such original share certificate. Replacement share certificates shall bear the numbers and/or letters of the share certificates they replace.

Article 6. Shareholders' Register.

1. With due observance of the applicable statutory provisions in respect of registered shares, a share register shall be kept by or on behalf of the company.

2. The management board shall be authorized to keep the register in more than one copy and at more than one address. The management board also shall be authorized to keep the register, in whole or in part, outside the

     Netherlands in order to comply with applicable foreign statutory provisions or the rules of a stock exchange on which the shares of the company are listed.

3. The share register shall include the name and address of each holder of one or more registered shares, the amount paid-up on each share and such further information as is required by law or determined by the management board to be appropriate.

4. The management board shall determine the form and contents of the register with due observance of the provisions of paragraphs 1, 2 and 3 of this article.

5. Every entry in the register shall be signed by a member of the management board and a member of the supervisory board or by a person authorized by the management board for that purpose, subject to the approval of the supervisory board. The register shall be kept regularly up to date.

6. Upon request by a holder of registered shares the management board shall provide that holder of registered shares with an extract from the register or, at the management board's option, with other written evidence of the contents of the register with regard to the shares registered in that shareholder's name, free of charge. The extract or other evidence shall be signed by a member of the management board or by a person designated for that purpose by the management board.

7. The provisions of this article regarding shareholders shall equally apply to persons who hold a right of usufruct or a right of pledge on one or more registered shares.

8. The management board and supervisory board shall have power and authority to permit inspection of the register and to provide information recorded therein, as well as any other information known to the company regarding the direct or indirect shareholding of a shareholder, to the extent required by law or to comply with legal or regulatory requirements or the requirements of any stock exchange on which the company's shares are listed.

9. Any shareholder shall have the right, by written request and upon reasonable notice and during normal business hours, to inspect the company's share register and a list of its shareholders and their addresses and shareholdings, and to make copies or extracts therefrom with respect to its own shares. The request shall be directed to the managing directors of the company at its registered office in the Netherlands or at its principal place of business.

SECTION IV.

Issuance of shares.

Article 7. Authorized body. Publication.
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1. Issuance of shares shall occur in accordance with a resolution of the general meeting upon a proposal of the management board and subject to the approval of the supervisory board. The general meeting may appoint the management board as the body authorized to issue the shares upon the approval of the supervisory board. Upon such appointment, the number of shares to be issued shall have been determined.

2. The appointment of the management board as the body authorized to issue shares, which is subject to the approval by the supervisory board, shall be effected by the articles of association or by a resolution of the general meeting, for a period not exceeding five (5) years.

     An appointment effected by the articles of association may be revoked by an amendment of the articles of association. An appointment effectuated by a resolution of the general meeting may, unless otherwise provided at the appointment, not be revoked.

3. Should the authority of the management board terminate, the issuance of such shares shall henceforth be effectuated in accordance with a resolution by the general meeting, unless the general meeting has appointed the management board in accordance with paragraph 1.

4. A resolution to issue shares or to appoint another body as the body authorized to issue shares may only be taken by the general meeting upon the proposal of the management board and subject to approval of the supervisory board.

5. The provisions of paragraphs 1 up to and including 4 shall apply accordingly to the granting of rights to subscribe for shares but shall not apply to the issuance of shares to a person who exercises a previously acquired right to subscribe for shares.

6. If the management board has been designated to be authorized to resolve upon the issuance of shares and preferred shares are being issued, including the granting of rights to subscribe for preferred shares, but not the issuance of preferred shares by virtue of the exercise of such option right:

     a. the management board shall be obliged to convene a general meeting of shareholders within four weeks of such issuance, at which meeting the reasons for the issuance shall be explained, unless such explanation has been given at a general meeting of shareholders held prior to the issuance;

     b. the prior approval of the general meeting of shareholders shall be required for the specific case, if (i) as a consequence of such issuance and/or (ii) as a consequence of the prior issuance of preferred shares by the management board without said approval or other co-operation of the general meeting of shareholders, such a number of preferred shares may be subscribed for and/or have been issued, that the aggregate nominal amount of the preferred shares issued without said approval or other co-operation of the general meeting of shareholders, by the management board, amounts to a rate higher than one hundred per cent (100%) of the aggregate nominal value of the other shares issued prior to such issuance.

7. If preferred shares have been issued pursuant to a resolution to issue shares, or pursuant a resolution to grant a right to subscribe for shares, which has been adopted by the management board without the prior approval or other co-operation of the general meeting of shareholders, the management board shall be obliged to convene a general meeting within two years after such issuance and to make a proposal to purchase or, as the case may be, to cancel said issued preferred shares. If at this meeting, no resolution has been adopted to purchase or, as the case may be, to cancel preferred shares, the management board shall be obliged to convene another general meeting at which a proposal is made, each time within two years after such proposal has been brought up for discussion; such obligation shall no longer be in force if said shares are no longer issued or, as the case may be, if the preferred shares are held by the company.

Article 8. Conditions of issuance. Pre-emptive rights.

1. A resolution to issue shares shall include the price and further conditions of issuance. All notifications to shareholders pertaining to the issuance of shares, a restriction or an exclusion of the pre-emptive right or a granting of rights to subscribe for shares, shall be made in accordance with the provisions of article 40.

2. In the event common shares are issued, the holders of common shares shall have a pre-emptive right in proportion with the number of common shares they hold. Holders of financing preferred shares and preferred shares shall not have a pre-emptive right on the shares to be issued; no pre-emptive rights exist with respect to the issuance of financing preferred shares and preferred shares. Upon the issuance of shares no pre-emptive right shall exists on shares which are issued against a contribution other than in cash or on shares which will be issued to employees of the company or of a group company.

     The above provisions shall also apply when rights to subscribe for shares are granted.

3. A pre-emptive right may be restricted or excluded by the general meeting. The general meeting may appoint the body, authorized to issue shares as referred to in the preceding article, as the corporate body authorized to restrict or exclude a pre-emptive right. Paragraphs 1 and 2 up to and including 4 of article 7 shall apply accordingly. Should the corporate body authorized to issue shares no longer be authorised, its authority to restrict or exclude pre-emptive rights shall also terminate.

4. Without prejudice to the provisions of article 2:80, paragraph 2 Dutch Civil Code, shares shall never be issued below par.

     Common shares and financing preferred shares shall only be issued against payment in full. Preferred shares may be issued against payment of at least one quarter of the nominal value of such shares.

5. The management board may, subject to the approval of the supervisory board, resolve on the timing and amount for a further call for preferred shares that have not been paid up in full. The management board shall give immediate notice of such resolution to the holders of preferred shares.





Article 9. Payment for shares.

1. Payment shall be made in cash, unless another contribution has been agreed upon. Payment shall be made in Euro, unless the company agrees to payment in a currency other than Euro. If payment is made in a currency other than Euro, the obligation to pay shall be deemed fulfilled only to the extent that the sum paid is freely convertible into Euros at: (a) the rate of exchange on the day of payment; or (b) if the company requires payment on a specified date pursuant to the following sentence, at the rate of exchange on that date. The company may require payment at the rate of exchange on a specified date no more than two months prior to the date on which payment must be made if the shares or depositary receipts issued therefor shall immediately upon their issuance be admitted to a listing at a stock exchange outside of the Netherlands.

2. The management board shall both be authorised to perform legal acts with regard to contributions made to common shares other than in cash and to perform the other legal acts referred to in article 2:94 Dutch Civil Code without the prior approval of the general meeting, but with the approval of the supervisory board.

3. Separate share premium reserves shall be maintained for financing preferred shares A, B, C and D and E, to be referred to as share premium reserve A, share premium reserve B, share premium reserve C, share premium reserve D and share premium reserve E, respectively. The amounts paid for financing preferred shares shall be booked as share premium reserves to A,

     B, C, D or E, as the case may be. No write-offs or payments may be made with regard to the share premium reserves A, B, C, D and E, except for the provisions of article 11, paragraph 2, sub b, article 29, paragraph 6 and article 30, paragraph 3, sub c.

SECTION V.

Acquisition by the company of its own shares.

Article 10.

1. The company may acquire its own shares for valuable consideration, if and to the extent:

     a. its equity minus the purchase price is not less than the aggregate amount of the issued and called-up capital, increased by the reserves which must be maintained in accordance with the law;

     b. the nominal value of the shares in its share capital which are to be acquired, (already) held or held in pledge by the company, or which are held by a subsidiary, shall not exceed one tenth of the issued capital; and

     c. the general meeting has authorized the management board to acquire such shares, which authorization may in each case be granted for a maximum of eighteen months,

     without prejudice to the statutory provisions and the provisions of these articles of association.

2. Shares held by the company in its own capital may be disposed of by the company. Without prejudice to the provisions of paragraph 1, the management board shall not be authorised to acquire its own shares as referred to above, or to dispose of such shares without the prior approval of the supervisory board. In the event share certificates of the company have been issued, such certificates shall, when applying this paragraph and the preceding paragraph, be equal to shares.

3. In the general meeting of shareholders no votes may be cast in respect of a share held by the company or its subsidiary. Nor may any votes be cast in respect of a share the depositary receipt of which is held by the company or a subsidiary.

     Usufructuaries and pledgees of shares held by the company or its subsidiary are, however, not excluded from their rights to vote on such shares, if the right of usufruct or the right of pledge was created prior to the time such share was held by the company or its subsidiary. Neither the company nor the subsidiary may cast a vote in respect of a share on which it holds a right of usufruct or a right of pledge.

     When determining to what extent the shareholders may cast votes, are present or represented, or to what extent the share capital is present or represented, shares which are excluded from voting rights by virtue of the law or by the articles of association, shall not be taken into consideration.

SECTION VI.

Reduction of capital.

Article 11.

1. The general meeting may, whether or not upon the proposal of the management board, subject to the approval of the supervisory board and with due observance of the provisions set out in article 2:99 Dutch Civil Code, resolve to reduce the issued capital:

     a.   by cancelling shares; or

     b. by reducing the amount of the share capital by amendment of the articles of association.

2.   A resolution to cancel shares may only concern:

     a. shares held by the company itself or for which the company holds depositary receipts;

     b. all financing preferred shares of a specific class or all preferred shares or all common shares, in all cases by repayment. Should, after full cancellation of one or more classes of shares, only one class of shares remain, such remaining class shall no longer be subject to cancellation. Should all financing preferred shares of a specific class be cancelled, with due observance of the statutory provisions, an amount shall be paid for each of the shares cancelled which shall not exceed the profit basis referred to in article 29, paragraph 2, and which shall, to the extent possible, be a repayment of the amount paid up for those shares and shall, to the extent possible, be debited to the share premium reserve for the class of financing preferred shares concerned and, should this reserve not be adequate, to the part of the equity which may be paid out. The amount to be paid out in accordance with the previous complete sentence may be increased by an amount not exceeding any overdue dividend as referred to in article 29 paragraph 3, which shall be calculated for the period up to and including the date on which the dividend becomes payable.
          Should, in accordance with the foregoing, the full amount not be paid out from the relevant share premium reserve, the balance of that share premium reserve shall be written off in favour of the general share premium reserve. In the event of cancellation with repayment of all preferred shares, an amount shall be paid for each of the shares cancelled which shall be calculated in accordance with the provisions of article 29, paragraphs 1 and 3. A resolution of the general meeting to cancel shares of a specific class may only be taken upon the simultaneous or prior approval of the meeting of the holders of the shares of this specific class.

3. Partial repayment for shares shall only be possible for the effectuation of a resolution to reduce the share capital.

     Such repayment shall be made either for all shares or for all financing preferred shares of a particular class or for all preferred shares or for all common shares. A resolution of the general meeting to reduce the share capital of one or more classes of shares may only be taken upon the simultaneous or prior approval of the meeting of the holders of the relevant class of shares.

SECTION VII.

Transfer of registered shares. Usufruct. Right of pledge.

Article 12.

1. Any transfer of registered shares or the transfer or termination of a right of usufruct on registered shares, or the creation or waiver of a right of usufruct or of a right of pledge on registered shares shall be effected by written agreement, in accordance with the provisions of article 2:86 Dutch Civil Code or, as the case may be, of article 2:86c Dutch Civil Code.

2. The provisions of the previous paragraph shall apply accordingly to the assignment of registered shares in the event of a division of any joint holding.

3. A shareholder shall have the right to vote in respect of registered shares on which a right of usufruct or a right of pledge is established. The usufructuary or the pledgee shall, however, have a right to vote, if such has been determined upon the creation of such right.

     A shareholder who is not entitled to vote and a usufructuary or pledgee who is entitled to vote, shall have the rights conferred by law to holders of depositary receipts. The rights referred to in the previous sentence shall not be assigned to a usufructuary and a pledgee who have no voting rights.

SECTION VIII.

The Management Board.

Article 13. The number of managing directors. Chairman.

1. The company shall be managed by a management board consisting of two or more managing directors.

2. The total number of members of the management board shall be determined by the supervisory board with due observance of the provisions set out in the previous paragraph.

3. The supervisory board shall appoint one of the members of the management board directors as chairman.

Article 14. Appointment, suspension and dismissal.

1. The members of the management board shall be appointed by the general meeting.

     Should a new managing director have to be appointed, the supervisory board shall make a binding nomination. The management board shall invite the supervisory board to nominate a candidate within thirty days, in such a way that with each appointment a choice can be made from at least two persons.

     The general meeting may, however, deprive the nomination of its binding effect by a resolution, adopted by a majority of at least two thirds of the votes cast, provided that this majority represents more than one half of the issued capital.

     The nomination will be included in the convocation for the general meeting in which the appointment will be discussed.

     Should a nomination not - or not timely - have been made, such shall be stated in the convocation. Should a nomination not - or not timely - have been made, the general meeting shall be free to appoint someone at its own discretion.

2. Each member of the management board may at all times be suspended and dismissed by the general meeting.

     The general meeting may only adopt a resolution to suspend or dismiss a managing director, unless such resolution is adopted on the recommendation of the supervisory board, with a majority of at least two thirds of the votes cast, provided that this majority represents more than one half of the issued capital. With regard to the subjects referred to in this paragraph and the preceding paragraph, a second general meeting -making use of article 2:120, paragraph 3 Dutch Civil Code - cannot be convened.

3. Each member of the management board may at all times be suspended by the supervisory board.

4. Each suspension may be extended one or more times, but such extension may not last longer than three months in aggregate. If, at the end of such period, no decision regarding the termination of the suspension or the dismissal has been made, the suspension shall terminate.

Article 15. Remuneration.


The remuneration and other employment terms of each member of the management board shall be determined by the supervisory board.

Article 16. Management duties, decision making, assignment of duties.


1. Except for the restrictions provided for in these articles of association, the management board shall be charged with the management of the company.

2. The management board shall draw up, and may from time to time amend, management board regulations (directiereglement) to deal with matters that concern the management board internally, with due observance of these articles of association. These regulations shall be subject to the approval of the supervisory board. The regulations may include an allocation of tasks amongst the members of the management board and a delegation of specified powers. The regulations shall contain provisions concerning the manner in which meetings of the management board are called and held. These meetings may be held by telephone conference or video conference, provided all participating members of the management board can hear each other simultaneously.

3. When determining the assignment of duties, the management board may determine the assignment of the specific duties of each member of the management board. The assignment of duties shall be subject to the approval of the supervisory board.

Article 17. Representation.


1. The company shall be represented by the management board as well as by two members of the management board acting jointly.

2. The management board may appoint persons with a general or restricted right to represent the company. Each appointment may at all times be withdrawn. Each of these persons shall represent the company duly observing the limitation of their authority. Their titles, which may include the word "director", shall be determined by the management board.

3. In case of conflicting interests between the company and a member of the management board, the company shall be represented by a member of the management board or the supervisory board, so designated by the supervisory board.

Article 18. Approval of resolutions of the management board.

1. The supervisory board shall be authorised to submit resolutions of the management board for its approval. These resolutions shall be clearly specified and submitted to the management board in writing.

2. For the purpose of paragraph 1, a management resolution shall be considered to be equal to a management resolution to approve a resolution of any corporate body of a company in which the company participates, provided the latter resolution is subject to such approval.

3. The following management resolutions shall in any case be subject to the approval of the supervisory board:

     a. the issuance and acquisition of shares and debt instruments issued by the company or debt instruments issued by a limited partnership or a general partnership of which the company is the fully liable general partner;

     b.   the co-operation with the issuance of depositary receipts for shares;

     c. the application for the listing or withdrawal of the listing of the instruments referred to under a and b on the official list of any stock exchange;

     d. the entry into or termination of a continuing co-operation by the company or a dependent company with another legal person or a company or as a fully liable partner in a limited partnership or a general partnership, if such co-operation or the termination thereof is of far-reaching significance to the company;

     e. the acquisition of a participation for the value of at least one tenth of the amount of the issued share capital and the reserves according to the company's balance sheet and the explanatory notes thereto, by the company or a dependent company in the share capital of another company, as well as the far-reaching increase or decrease of such participation;

     f. investments which require an amount equalling at least one tenth of the company's issued share capital plus the reserves in accordance with its balance sheet with the explanatory notes thereto;

     g.   a proposal to amend the articles of association;

     h.   a proposal to dissolve the company;

     i.   to file for bankruptcy or a suspension of payments;

     j. the termination of the employment of a substantial number of employees of the company or of a dependent company as referred to in article 2:152 Dutch Civil Code at the same time or within a short time-span;

     k. a far-reaching change to the employment conditions of a substantial number of employees of the company or of a dependent company;

     l.   a proposal to decrease the issued share capital;

     m. issuance of shares to third parties in a company in which the company participates as well as restriction or exclusion of pre-emptive rights upon issuance;

     n. a proposal to merge or demerge within the meaning of Title 7, Book 2 Dutch Civil Code.

Article 19. Prolonged absence or vacancies.

In case of prolonged absence of one or more members of the management board or in case of vacancies, the remaining member(s) shall be charged temporarily with the management of the company. In case of prolonged absence of all members or of the sole member or in case of vacancies, the supervisory board shall be charged temporarily with the management of the company, with the authority to assign the management of the company temporarily to one or more persons, whether or not from among themselves.

SECTION IX.

Supervisory Board.

Article 20. Number of members. Appointment.

1. The company shall have a supervisory board, consisting of at least three natural legal persons.

2. The total number of members of the supervisory board shall be determined by the supervisory board in accordance with the provisions of paragraph 1.

3. A person who has reached the age of seventy-two cannot be appointed as supervisory director.

Article 21. Appointment.

1. Supervisory directors shall be appointed by the general meeting, for a period starting on the date of the general meeting in which they are appointed, and terminating on the date of the general meeting of shareholders which is held in the fourth year after their appointment in accordance article 2:108, paragraph 2 Dutch Civil Code.

2.   The provisions of article 14, paragraph 1 shall apply accordingly.

Article 22. Resignation, suspension and dismissal of supervisory directors.

1. A supervisory director shall resign no later than on the day on which the annual meeting is held in the financial year in which he reaches the age of seventy-two (72).

2. Supervisory directors shall resign periodically in accordance with a scheme to be drawn up by the supervisory board. Each supervisory director thus resigning may be reappointed until he reaches the age-limit.

3. Each member of the supervisory board may at all times be suspended and dismissed by the general meeting.

     The provisions of paragraphs 2 and 4 of article 14 shall apply accordingly.

Article 23. Remuneration.

The remuneration of each member of the supervisory board shall be determined by the general meeting.

Article 24. Duties and authorities.

1. The supervisory board shall be charged with the supervision of the policy of the management board and of the general course of business of the company and its affiliated company.

     The supervisory board shall advise the management board. When performing their duties, the supervisory directors shall act in the interest of the company and its affiliated company.

2. The management board shall provide the supervisory board timely with all information required for the performance of its duties.

3. The supervisory board shall have access to the buildings and premises of the company and is authorized to inspect the books and records of the company. The supervisory board may appoint one or more of its members or an expert to exercise such authority. The supervisory board may also otherwise be assisted by experts.

Article 25. Working method and decision-making process.

1. The supervisory board shall appoint one of its members to act as chairman and a deputy chairman who shall substitute the latter in his absence. The supervisory board may appoint one of its members or another person as secretary and shall make an arrangement in case the secretary is absent.

2. In case of the chairman and the deputy chairman being absent from a meeting, the meeting itself shall appoint a chairman.

3. The supervisory board shall hold a meeting, whenever such is deemed necessary by the chairman or by two other supervisory directors or by the management board. Such meeting may be held by telephone conference or video conference, provided all participating members of the supervisory board can hear each other simultaneously.

4. Minutes of the meeting of the supervisory board shall be drawn up by the secretary. The minutes of the meeting shall be adopted during the same meeting or in a subsequent meeting of the supervisory board and shall be signed by the chairman and the secretary evidence the adoption.

5. All resolutions by the supervisory board shall be adopted by an absolute majority of the votes cast.

6. The supervisory board may only adopt valid resolutions in a meeting in which the majority of the supervisory directors is present or represented.

7. A supervisory director may be represented by a co-supervisory director by virtue of a written proxy. The term "written proxy" shall mean each power of attorney communicated through standard channels of communication and which is received in writing. A supervisory director may act as proxy for one co-supervisory director only.

8. The supervisory board may also adopt resolutions outside a meeting, provided that the proposals for such resolutions have been communicated to all supervisory directors and none of them have objected to this method of adoption.

     The secretary shall draw up a record on such resolution, with attached thereto the answers received, which record shall be signed by the chairman and the secretary.

9. The supervisory board shall hold meetings with the management board as often as the supervisory board or the management board deems such necessary.

SECTION X.

The annual accounts and the annual report, profits.

Article 26. Financial year. Annual accounts and annual report.

1.   The financial year of the company shall coincide with be the calendar year.

2. Each year, no later than four months after the end of the financial year, the management board shall draw up the annual accounts, consisting of a balance sheet as at the thirty-first day of December of the preceding year and a profit and loss account of the preceding financial year with the explanatory notes thereto. In addition thereto, the management board shall draw up a report concerning the course of business in the preceding year.

3. The management board shall draw up the annual accounts in accordance with the generally accepted accounting principles and in accordance with any other statutory provisions.

Article 27.Submission to the supervisory board.

1. The management board shall submit the annual accounts together with the annual report to the supervisory board.

2. The supervisory board shall submit a preliminary report on the annual accounts to the general meeting.

3. On behalf of the company, the supervisory board shall have the annual accounts audited by one or more auditors so designated by the general meeting of shareholders. The auditor shall inform the supervisory board and the management board on the audit and shall issue a report containing the results of the examination. The supervisory board shall deposit this report at the offices of the company for inspection by the shareholders.

Article 28. Submission to the general meeting.

1. Copies of the annual accounts, the annual report of the management board, the report of the supervisory board and information to be attached to each of these documents by virtue of the law, shall be available for inspection by the shareholders and any other persons entitled to attend meetings as of the date of convocation of the general meeting of shareholders in which they are to be discussed until the end of this meeting.

2.    The general meeting shall adopt the annual accounts.

Article 29. Reserves, dividends.

1. From the profits (i.e. the positive balance of the profit and loss account) made in any financial year, except as provided in this paragraph 1, the company shall first distribute a dividend on each preferred share that was issued and outstanding at any point during the financial year in question. The dividend shall equal the percentage referred to in the following sentence multiplied by the amount paid on such share at the commencement of the financial year for which the distribution is being made. The percentage referred to in the previous sentence shall be equal to the average of the European Inter Bank Offering Rate ("EURIBOR") for cash loans with a term of twelve months, increased by two hundred basis points. The average EURIBOR rate shall be determined on a weighted basis that reflects the number of days during the year on which each EURIBOR rate was in effect. If, during the financial year for which the distribution referred to above is being made, the amount paid on a preferred share was decreased or if, pursuant to a resolution on a further call, was increased, the distribution shall be decreased or increased, as applicable, on a pro rata basis. If preferred shares were issued in the course of a financial year, the dividend on such shares shall be decreased pro rata to reflect the number of days during which the share was unissued. If and to the extent the profit is not sufficient to make the payment referred to in this paragraph in full, the deficit shall be distributed against the reserves, with the exception of the share premium reserves A, B, C, D and E.

2. Insofar as the profit is sufficient, further: the dividends due to each of the holders of financing preferred shares shall be paid to them in proportion with the number of days over which dividends are paid.

     The dividend - expressed in a percentage of the yield per financing preferred share of the relevant class referred to hereinafter - to be paid to holders of financing preferred shares A, B, C, D and E, shall be determined separately for each class of shares in accordance with a resolution regarding a first issuance of shares of the relevant class. The resolution regarding a first issuance of financing preferred shares of a specific class may also stipulate that the dividend percentage determined for that class of share shall be adjusted periodically, provided that it is unambiguous as to when adjustment shall take place and how the current dividend percentage shall be calculated after adjustment. The dividend amount to be paid per financing preferred share, being the result of the calculation described above, shall be rounded off upwards.

     The profit basis for a specific class of shares shall be determined by a resolution regarding a first issuance of financing preferred shares of a specific class and shall at least be equal to the nominal value of each financing preferred share.

     In case of a partial repayment for financing preferred shares of a specific class in accordance with the provisions of article 11, paragraph 3, as well as in case of payment to holders of financing preferred shares of a specific class in accordance with the provisions of article 30, paragraph 3, the basic yield for such shares shall be decreased by an amount equal to the amount to be paid out per share of the relevant class, as per the date on which such dividend becomes or shall be payable. The term "first issuance of financing preferred shares of a specific class" used in these articles of association shall also refer to the first issuance of financing preferred shares of a specific class after full cancellation thereof in accordance with the provisions of article 11, paragraph 2.

3. If, in any financial year the profit is not adequate to make the payments - or part thereof - as referred to in paragraph 1 and 2 above, each person's dividend shall be reduced proportionally and the deficit shall be debited to the profits paid out in subsequent financial years. Overdue dividends due to holders of preferred shares and holders of financing preferred shares shall in that case, to the extent possible, always be supplemented with the dividend due to them over the most recent financial year.

4. Subsequently, the management board shall determine which part of the remaining profits shall be reserved. Such resolution shall be subject to the approval of the supervisory board. Any remaining balance shall be paid out as a dividend on the common shares.

5. If, in any financial year a loss is sustained, no dividends shall be paid on common shares for that year. Dividends may only be paid in subsequent years after the loss has been cleared by profits. The general meeting may, however, upon the proposal by the management board and in accordance with the approval of the supervisory board, resolve to clear such loss by debiting it to the distributable part of the equity. Should the general meeting resolve to debit a loss to the distributable part of the equity, the provisions of the first two full sentences of this paragraph shall not apply.

6. Losses may only be cleared by writing off the losses to the share premium reserves for financing preferred shares of a specific class after all remaining reserves which may be used for that purpose have been exhausted.

     Writing off a loss to the share premium reserves A, B, C, D or E shall be done in proportion with the total share premium reserve deposited on each class of financing preferred shares. Amounts which are written off to the share premium reserves in the proportion referred to above, shall be cleared off as soon as possible after payment on the financing preferred shares and the preferred shares in accordance with the provisions of paragraphs 1, 2 and 3 of this article and before payment of any other dividend or reserve which shall not be maintained by law.

7. The management board may, with due observance to article 2:105 Dutch Civil Code, and upon the approval of the supervisory board, resolve to pay out an interim dividend, if and to the extent the profits permit such payments. Interim dividends may also be paid exclusively on one class of shares.

8. The company may only make payments to the extent its equity exceeds the issued and paid-up part of the share capital, increased by the statutory reserves.

9.   Shares held by the company in its own capital shall, in accordance with article 2:105, paragraph 5 Dutch Civil Code, not be taken into account when determining the distribution of profits.

Article 30. Payments of dividends in the form of shares and payments debited to the reserves.


1. The general meeting may, upon the proposal of the management board and subject to approval of the supervisory board, resolve a dividend payment to be made in full or in part in the form of shares in the company or in depositary receipts thereof.

2. The general meeting may, upon the proposal of the management board and subject to the approval of the supervisory board, make payments to holders of common shares to the debit of the distributable part of the equity, except for the share premium reserves A, B, C, D and E. The provisions of paragraph 1 shall apply accordingly.

     Payments referred to in this paragraph may however not be made if and to the extent all dividend payments due in accordance with in article 29, paragraphs 1, 2 and 3 with regard to preferred shares and financing preferred shares have not been made.

3. a. The management board may, subject to the approval of the supervisory board, resolve to pay out the dividends due in accordance with the provisions of article 29, paragraph 1 and paragraph 2 to holders of preferred shares and holders of financing preferred shares, at the debit of the distributable part of the equity, except for the share premium reserves A, B, C, D and E.

     b. In addition thereto, the management board may, subject to the approval of the supervisory board, resolve to pay dividends which are not due in accordance with the provisions of article 29, paragraph 2 to holders of financing preferred shares, the aforesaid however exclusively at the debit of the share premium reserves in whose favour this payment is made.

        A resolution by the management board as referred to in the preceding full sentence, may only be adopted by the general meeting simultaneously or upon the prior approval by the meeting of holders of the relevant class of financing preferred shares.

Article 31. Making dividends and other distributions payable.

Payment of dividends and other distributions shall be announced in accordance with the provisions of article 40.

SECTION XI.

General meeting of shareholders.

Article 32. Annual meeting.

1. Annually, no later than six months after the end of the financial year, the annual meeting shall be held.

2.   The agenda for that meeting shall list - inter alia - the following items:

     a.   the annual report;

     b.   adoption of the annual accounts;

     c. the granting of discharge to the members of the managing board and the members of the supervisory board from the performance of their respective duties during the relevant financial year;

     d. determination of the date and place for making dividends payable, provided a resolution to that end is adopted;

     e. any other proposals raised by the supervisory board and the management board and announced in accordance with the provisions of article 34, such as the designation of a body authorized to issue shares and the authorization of the management board to acquire its own shares or depositary receipts thereof by the company;

     f. the proposals of shareholders, submitted in accordance with the provisions of article 34, paragraph 8.

Article 33. Other meetings.

Other general meetings of shareholders shall be held as often as the management board or the supervisory board deems necessary and without prejudice to the provisions of articles 2:110, 2:111 and 2:112 Dutch Civil Code.

Article 34. Convocation, agenda.

1. General meetings of shareholders shall be convened by the supervisory board or the management board.

2. The convocation shall occur no later than on the fifteenth day prior to the day of the meeting.

3. The convocation shall list the items to be discussed or shall state that shareholders and holders of depositary receipts may take note thereof at the offices of the company without prejudice to the provisions of article 41, paragraph 2.

4. The convocation shall state the requirements to attend the meeting as described in article 38.

5.   Meetings shall be convened in a manner specified in

     article 40.

6. Items not listed in the convocation may be announced later on in accordance with the provisions of article 40 and in accordance with the term allowed for convocation.

7. Unless the convocation contains all documents which, in accordance with the law or with the articles of association, shall be available for inspection by the shareholders or the holders of depositary receipts relevant to this meeting, these documents shall be available, free of charge, to shareholders and holders of depositary receipts at the offices of the company.

8. One or more shareholders who represent at least one tenth of the issued capital may submit a request in writing to the management board or the supervisory board to include items in the agenda, at least sixty days but no more than ninety days before one year has lapsed after the date on which the general annual meeting was held in the previous year. Should any items as referred to in the preceding sentence, have been listed on the agenda, such shall be noted on the agenda. The agenda shall also state that resolutions regarding such items may only be adopted with due observance of article 39, paragraph 1, second sentence.

Article 35. Place of the meetings.

The general meetings of shareholders shall be held in Amsterdam.

Article 36. Chairmanship.

1. The general meetings of shareholders shall be presided over by the chairman of the supervisory board and, in his absence, by the deputy chairman of such board; in the absence of the latter, the supervisory directors who are present shall elect a chairman from among themselves.

     The supervisory board may appoint another person to act as chairman of the general meeting of shareholders.

2. If, in accordance with the provisions of paragraph 1, no chairman has been appointed, the meeting itself shall appoint a chairman. Until such nomination, the meeting shall be chaired by a member of the management board appointed by the management board.

Article 37. Minutes.

1. The minutes of each shareholders' meeting shall be drawn up by a secretary appointed by the chairman. The minutes shall be adopted by the chairman and the secretary and shall be signed by them evidencing the adoption thereof.

2. The supervisory board or the chairman may determine that notarial minutes shall be drawn up of the proceedings of the meeting. The notarial minutes shall be co-signed by the chairman.

Article 38. Meeting rights/admittance.

1. The management board may determine that any person entitled per a certain date, such date to be determined by the management board and such date (hereinafter: the "record date"), to attend the general meeting of shareholders, may attend the general meeting of shareholders if (i) they are as such registered in a register (or one or more parts thereof) designated for that purpose by the management board, and (ii) at the request of the applicant the holder of the register has notified the company in writing prior to the general meeting that such applicant has the intention to attend the general meeting of shareholders, regardless of who will be applicant at the time of the general meeting of shareholders. The notification will state the name and the number of shares or depositary receipts for which the applicant is entitled to attend the general meeting. The provision under (ii) on the notification to the company will also apply to an attorney authorized in writing by an applicant.

2. The record date mentioned in paragraph 1 and the date mentioned in said paragraph on which the notification of the intention to attend the general meeting of shareholders shall have been given at the latest cannot be fixed earlier than at a time on the seventh day, and not later than at a time on the third day, prior to the date of the general meeting of shareholders. The convocation of the general meeting of shareholders will include said times, the place of the meeting and the proceedings for registration and/or notification.

3. In case the management board does not exercise the power referred to in paragraph 1 of this article paragraphs 4 and 5 of this article apply.

4. Each holder of registered shares entitled to vote and each usufructuary and pledgee of registered shares who are entitled to vote, are authorized to attend the general meeting of shareholders, to address the meeting and to exercise their voting rights, provided that the management board has been notified in writing, at the place of the meeting, of their intention to be present at the meeting, and ultimately on the date as referred to in paragraph 5.

5. As regards the voting right and/or the right to attend the general meeting, of holders of bearer shares, the company shall - also in accordance with articles 2:88 and 2:89 Dutch Civil Code - consider a shareholder to be the person listed in a written statement of an affiliated institution, which statement shall state that the number of bearer shares listed in such statement belongs to its collective depository and that the person listed in such statement is a joint owner of the collective depository for the number of common shares concerned and that such person shall remain so until after the general meeting, provided that the above mentioned statement has been deposited at the offices of the company.

     The provisions of the previous sentence shall apply accordingly to the person having a right of usufruct or a right of pledge in respect of one or more bearer shares and to the person who has a voting right in respect of such shares.

     The convocation for the general meeting shall state the day on which the notification to the management board and the deposit of the statement of the affiliated institution may occur at the latest; this day may not be fixed before the seventh day before the day of the general meeting.

     Each holder of one or more bearer shares, including a usufructuary or a pledgee to whom voting rights have been granted, shall be authorized to attend the general meeting of shareholders, to address the meeting and to exercise their voting rights, provided that the relevant share certificates have been deposited at the place as specified in the convocation, ultimately on the third day prior to the day of the meeting.

6. The right to attend meetings as referred to in paragraphs 4 and 5 may be exercised by proxy, provided that this proxy has been received by the management board at the meeting and ultimately on the day referred to in paragraph 5, without prejudice to the provisions of paragraph 4 regarding the notification and the provisions of paragraph 5 regarding the statement of the affiliated institution.

7. If the voting right have been granted to a usufructuary or a pledgee instead of to a shareholder, the shareholder shall be entitled to attend the general meeting of shareholders and to address the meeting, provided that the provisions of paragraph 4 or paragraph 5, respectively, have been complied with. The provisions of paragraph 6 shall apply accordingly.

8. Each share amounting to eight Eurocents (EUR 0.08) shall have one voting right attached thereto.

9. Each person entitled to vote or his representative shall sign the attendance list.

10. Each holder of depositary receipts shall be authorized to attend the general meeting of shareholders, to address the meeting and to exercise his voting rights, provided that the management board has been notified thereof in writing. Such notification shall be received by the management board at the place of the meeting, ultimately on the day referred to in paragraph 5. Should depositary receipts have been issued, a holder of a depositary receipt shall be authorized to attend the meeting and to address the meeting, provided that his depositary receipts have been deposited at the place of the meeting and ultimately on a day to be referred to in the convocation. If registered depositary receipts have been issued with the co-operation of the company, the holder thereof shall be authorized to attend the meeting and to address the meeting provided that proof of his ownership has been deposited at the place of the meeting ultimately on a day to be referred to in the convocation and the registered depositary receipts are still registered in the name of such holder per the date of the meeting. The provisions of the preceding full sentences shall not apply to a usufructuary and a pledgee as referred to in paragraph 4, and a holder of registered shares as referred to in paragraph 7.

11. The right to attend the meeting in accordance with paragraph 10, may be exercised by written proxy, provided that, without prejudice to the deposit requirement, such proxy shall be received by the management board at the place of the meeting and ultimately on the day referred to in paragraph 5.

12. Members of the supervisory board and members of the management board shall have an advisory role at general meetings of shareholders.

13. The chairman shall decide on the admittance of persons other than those mentioned in this article.

Article 39. Voting.

1. To the extent Dutch law or the articles of association do not prescribe a qualified majority, all resolutions shall be adopted by an absolute majority of all votes cast. Unless a proposal to the general meeting of shareholders is made by the management board, subject to the approval of the supervisory board, or Dutch law or these articles of association stipulate otherwise, a resolution may only be adopted in a in a legally valid manner, if at the meeting more than half of the issued share capital is represented. If such part is not represented, a second meeting in accordance with article 2:120, paragraph 3 Dutch Civil Code may not be convened.

2. Should in an election of persons an absolute majority not be obtained, a new free vote shall be held.

     If no absolute majority is then obtained, a re-vote shall be held until either one person obtains an absolute majority, or the votes are equally divided between two persons resulting in a tie vote.

     In the event of a re-vote as referred to above (not including the second free vote), a vote shall be held between the two persons participating in the previous vote, excluding, however, the person who obtained the least number of votes. If in that preceding vote more than one person obtained the least number of votes, lots shall be drawn to determine which person shall be excluded from the new vote.

     If there is a tie in a vote held between two persons, lots shall be drawn to conclude the election.

     If, however, there is a tie vote regarding persons who have been listed on a binding nomination, the person listed first shall be deemed to have obtained the highest number of votes.

3. If there is a tie vote during an election other than in an election of persons, the proposal shall be deemed to be rejected.

4. Votes shall be held orally, unless the chairman decides or a person entitled to vote demands that a vote be held by ballot. Voting by ballot shall take place by means of folded, unsigned ballot papers.

5.   Blank votes and void votes shall be deemed not to have been cast.

6. Voting by acclamation shall be possible if none of the persons present and entitled to vote objects thereto.

Article 40. Convocations and announcements.

All convocations for general meetings of shareholders and all announcements to shareholders and holders of depositary receipts shall be published in a nationwide distributed daily newspaper published in the Netherlands and in such other manner as may be required to comply with applicable stock exchange regulations or deemed appropriate by the persons convening the meeting. The notice convening a general meeting of shareholders shall be published or, where applicable, distributed in other ways no later than on the fifteenth day prior to the day of the meeting. Further, all holders of registered shares as well as the usufructuaries and pledgees of such shares shall be convened through letters sent to their addresses which shall be listed in the register referred to in article 6.

SECTION XII.

Amendments of the articles of association. Dissolution.

Article 41.

1. A resolution to amend the articles of association or to dissolve the company may only be adopted on the proposal of the management board, subject to the approval of the supervisory board.

2. If a proposal to amend the articles of association or to dissolve the company is made to the general meeting, such shall be stated in the convocation for the general meeting of shareholders or in the announcement as referred to in article 34 paragraph 6 and, to the extent such concerns an amendment of the articles of association, a copy of the proposal, in which the proposed amendment is included verbatim, shall simultaneously be deposited for inspection at the offices of the company and shall be available, free of charge, for the shareholders and holders of depositary receipts, until the close of the meeting.

Article 42. Liquidation.

1. In the event of a dissolution of the company by virtue of a resolution of the general meeting, the management board shall be charged with the liquidation of the company and the supervisory board shall be charged with the supervision thereon, except for the provisions of article 2:23, paragraph 2 Dutch Civil Code.

2. During the liquidation, the provisions of the articles of association shall, to the extent possible, remain in force.

3. The balance remaining after the debts have been settled, shall be distributed among the holders of preferred shares and the holders of financing preferred shares:

     a. any overdue dividends as referred to in article 29, paragraphs 1, 2 and 3, to be calculated over the period up to and including the date on which the liquidation payment became due;

     b.   an amount equal to the nominal value paid per preferred share; and

     c. an amount per financing preferred share equal to the basic yield applicable to the class of share concerned.

     Any balance then remaining shall be paid out to holders of common shares in proportion with the total value of the common shares held by each shareholder. Should the balance be insufficient to pay the full amounts referred to above in a, b and c to the holders of preferred shares and the holders of financing preferred shares, such payments shall be made in proportion with the amounts to be paid out on the preferred shares and the financing preferred shares.

Section XIII.

Transitional provision.

Article 43.

1. As per the date of this deed, each issued common share with a nominal value of fifty Dutch cents (NLG 0.50) shall be converted into three (3) common shares with a nominal value of eight Eurocents (EUR 0.08) each.

2. The obligation to further pay up the common shares for the amount of one hundred sixty-two thousand nine hundred forty-nine Euro and twenty-three Eurocents (EUR 162,949.23), resulting from the split and the change of the nominal value of the shares as mentioned under 1., shall be satisfied by charging said amount to the share premium reserve attached to the common shares.

3. As per the date of this deed, each issued preferred share (either class A or class B) with a nominal value of one Dutch guilder and twenty-five cents (NLG 1.25) shall be converted into one financing preferred share (of the relevant class) with a nominal value of sixty Eurocents (EUR 0.60) each.

4. The obligation to further pay up the financing preferred shares A for the amount of seven thousand seven hundred thirty-four Euro and eighty-four Eurocents (EUR 7,734.84) respectively the obligation to further pay up the financing preferred shares B for the amount of twelve thousand eight hundred twenty-four Euro and ninety-one Eurocents (EUR 12,824.91), resulting from the change of the nominal value of the shares as mentioned under 3., shall be satisfied by charging said amount to the share premium reserve attached to the respective class of financing preferred shares.

5. Through the execution of this deed the issued share capital of the company amounts to three million three hundred fifty-nine thousand four hundred fifty-nine Euro and twenty-eight Eurocents (EUR 3,359,459.28) consisting of thirty-seven million two hundred eighty-eight thousand four hundred sixty-one (37,288,461) common shares, with a nominal value of eight Eurocents (EUR 0.08) each, two hundred thirty-six thousand (236,000) financing preferred shares A and three hundred ninety-one thousand three hundred four (391,304) financing preferred shares B, with a nominal value of sixty Eurocents (EUR 0.60) each.

6. This amendment of the articles of association of the company will become effective on the first day of May two thousand and one.

The required ministerial declaration of no-objection was granted on the twenty-sixth day of April two thousand and one, number N.V. 312.008.

The ministerial declaration of no-objection and a document in evidence of the resolutions, referred to in the head of this deed, are attached to this deed.

In witness whereof the original of this deed, which will be retained by me, notaris, is executed in Amsterdam, on the date first mentioned in the head of this deed.

Having conveyed the substance of the deed and given an explanation thereto and having pointed out the consequences arising from the contents of the deed for the party and following the statement of the person appearing that she has taken note of the contents of the deed and agrees with the same, this deed is signed, immediately after reading those parts of the deed which the law requires to be read, by the person appearing, who is known to me, notaris, and by myself, notaris, at ten minutes after seven o'clock in the evening (19.10).